Exhibit 10.1

AMENDED AND RESTATED

SERVICE AGREEMENT

This Amended and Restated Service Agreement (the “Agreement”) is entered into on the 30th day of April, 2010 to be effective on the 1st day of December, 2009 (the “Effective Date”), by and between Protechnics II, Inc., (“Protechnics”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Protechnics and Chisholm Management, Inc. have previously entered into that certain Service Agreement dated August, 2009 with the Company, pursuant to which said entities are providing services to the Company (the Service Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and agreements set forth below, the Company and Protechnics hereby agree that the Service Agreement shall be hereby amended and restated as follows:

1. Retention. The Company hereby retains Protechnics, and Protechnics hereby agrees to render services to the Company, upon the terms and conditions contained in this Agreement.

2. Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

3. Services to be Provided by Protechnics.

3.1. Scope, Responsibilities and Duties.

(a) Protechnics agrees that it will employ John Chisholm throughout the term of this Agreement, and that it will make John Chisholm available to the Company to provide services (the “Services”) to the Company so that the Company may have the benefit of the experience and knowledge possessed by John Chisholm in assisting the Company with respect to its business and operations as reasonably requested by the Board of Directors of the Company. Protechnics may from time to time designate one or more additional entities to perform the Services in addition to Protechnics. Such additional entities are referred to herein collectively with Protechnics as the “Chisholm Companies.”

(b) The Services shall be performed at times and places selected by mutual agreement of the Company and the Chisholm Companies within normal business hours. The Chisholm Companies shall comply with all applicable laws and regulations in the performance of the Services, including but not limited to applicable securities laws.

(c) The Chisholm Companies shall make such periodic reports to the Company relating to the Services as the Board of Directors of the Company may, from time to time, reasonably request.

3.2. Non-exclusivity. Subject to the provisions of Sections 7 and 8 below, neither the Chisholm Companies nor John Chisholm by reason of the obligations ascribed to the Chisholm Companies hereunder shall not be limited in any manner in accepting other employment and performing services for others, provided they fully perform their obligations hereunder and provided further that John Chisholm devotes a majority of business time to the performance of the Services.

4. Compensation. As compensation for the Services to be provided by the Chisholm Companies to the Company:

4.1 Monthly Payment. The Company shall pay to the Chisholm Companies, and the Chisholm Companies agrees to accept, a monthly fee of $42,000 allocated among the Chisholm Companies as designated by Protechnics from time to time, payable on a weekly basis. In consideration for the services rendered by the Chisholm Companies prior to the date of this Agreement, such compensation shall be payable beginning on December 1, 2009. The Chisholm Companies shall not be entitled to any other compensation for the Services to be provided hereunder, except as provided herein. The Company shall not be responsible for withholding from the compensation payable to the Chisholm Companies any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

4.2 Bonus. The Chisholm Companies will be entitled to receive a cash bonus based on the performance of the Company through June 30, 2010. The amount of this bonus would be determined by the Compensation Committee of the Board of Directors of the Company, in its sole and absolute discretion. The target bonus will be $125,000, but the bonus may be adjusted upwards or downwards in the discretion of the Committee. The Committee will consider the following in determining the amount of the bonus:

(a)	The hiring and quality of the transition of duties to a Chief Executive Officer; and

(b)	The performance of the Company through June 30, 2010 based on the actual revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization) of the Company for the first 6 months of the year compared to the goals for these amounts established in the 2010 Plan of the Company.

5. Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company’s procedures then in effect and as approved by the Board of Directors of the Company, the Company shall reimburse the Chisholm Companies for all reasonable and necessary business expenses

(including travel and entertainment expenses) incurred ordinarily and necessarily by the Chisholm Companies in connection with the performance of the Chisholm Companies’ duties hereunder. Notwithstanding the foregoing, however, the Chisholm Companies shall not receive any reimbursement for automobile or cellular telephone expenses.

6. Termination.

6.1 Term. The term of this Agreement shall expire on June 30, 2010.

6.2 Early Termination. The Company may terminate this Agreement for “Cause.” For purposes hereof, the term “Cause” means (i) the Chisholm Companies’ or John Chisholm’s continued failure to substantially perform one or more of their essential duties and obligations to the Company (other than any such failure resulting from a disability) which, to the extent such failure is remediable, they fail to remedy in a reasonable period of time (not to exceed ten (10) days) after receipt of written notice from the Company of such failure; (ii) the Chisholm Companies’ or John Chisholm’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing their failure to comply and, if such failure is remediable, their failure to remedy same within ten (10) days of receiving written notice of such failure; (iii) any act of personal dishonesty, fraud or misrepresentation taken by the Chisholm Companies or John Chisholm which was intended to result in gain or personal enrichment of the any of them at the expense of the Company; (iv) the Chisholm Companies’ or John Chisholm’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) the Chisholm Companies’ or John Chisholm’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (vi) the Chisholm Companies’ breach of any of their obligations under this Agreement; or (vii) the Chisholm Companies’ or John Chisholm’s violation of a material policy of the Company and, if such violation is remediable, their failure to remedy same within ten (10) days of receiving written notice of such violation.

6.3 Effect of Termination. It is understood that termination of this Agreement shall not relieve a party hereto from any liability which, at the time of such termination, has already accrued to the other party. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 5, 6, 7, 8, 9.2, 10, 11, 12, 13, 14, 15, and 16. Except as otherwise expressly provided in this Section 6, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

7. Confidential Information.

7.1. Acknowledgment of Proprietary Interest. As between the parties, the Chisholm Companies agrees that all Confidential Information is a valuable, special and unique asset of the Company’s business (and may constitute “trade secrets” under the Uniform Trade Secrets Act and Texas state law), access to and knowledge of which are essential to the performance of the Chisholm Companies’ duties hereunder. The Chisholm Companies acknowledges the proprietary interest of the Company in all Confidential Information. The Chisholm Companies agree that all Confidential Information learned by The Chisholm Companies in connection with the provision of Services or otherwise, whether developed by the Chisholm Companies alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. The Chisholm Companies acknowledge and agree that his disclosure or use of any Confidential Information in violation of this Section 7 will result in irreparable injury and damage to the Company.

7.2. Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of the Company, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, and (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that is publicly available.

7.3. Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the hiring of the Chisholm Companies and for the compensation being paid to the Chisholm Companies by the Company, the Chisholm Companies shall, at all times during the Term and thereafter, hold in strict confidence and shall not disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company. This Section 7 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

7.4. Return of Materials at Termination. In the event of any termination of this Agreement for any reason, the Chisholm Companies shall promptly deliver to the Company all property of the Company, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information, or, with the permission of the Company, destroy such materials. The Chisholm Companies shall not take or retain any property of the Company, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information.

The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding the Chisholm Companies’ delivery of such documents, data and information to the Company.

8. Relationship of the Parties.

8.1. The Chisholm Companies enter into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement. Under no circumstances shall either the Chisholm Companies or John Chisholm look to the Company as the employer of any of them, or as a partner, agent, or principal. The Chisholm Companies shall not be entitled to any benefits accorded to the Company’s employees including, without limitation, workers’ compensation, disability insurance, vacation or sick pay.

8.2. The Chisholm Companies shall have the entire responsibility to discharge any and all of his obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). The Chisholm Companies hereby agree to indemnify and hold the Company harmless for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Chisholm Companies’ or John Chisholm’s failure to properly discharge the Tax Obligations.

9. Arbitration.

9.1. Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as “arbitrable dispute”) shall be resolved by an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

9.2. Should The Chisholm Companies or the Company institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

10. Severability and Governing Law.

10.1. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.2. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of Texas without regard to the principles of conflicts of law.

11. Proper Construction.

11.1. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

11.2. As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

11.3. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

12. Entire Agreement. This Agreement is the entire agreement between the Chisholm Companies and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter, including without limitation the Employment Agreement.

13. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

If to the Company:	2930 West Sam Houston North
Houston, Texas 77043

If to the Chisholm Companies:	440 Louisiana
Suite 1818
Houston, Texas 77002

14. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

15. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

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IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Executive Vice President, Finance and Strategic Planning

PROTECHNICS II, INC.

By:	/s/ John Chisholm